                   The Hartford Financial Services Group, Inc.
                                 Hartford Plaza
                               Hartford, CT 06115

February 26, 2004

Board of Directors
The Hartford Mutual Funds, Inc.
55 Farmington Avenue
Hartford, CT 06105

RE: THE HARTFORD MUTUAL FUNDS, INC.
    POST-EFFECTIVE AMENDMENT NUMBER 30
    FILE NO. 333-02381

Gentlemen:

         I have examined the Articles of Incorporation of The Hartford Mutual Funds, Inc. (hereafter referred to as "Company"), the By-Laws of the Company, documents evidencing various pertinent corporate proceedings, and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Company's stock. Based upon my examination, it is my opinion that the Company is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue its shares of common stock, at prices determined as described in the Company's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

         Based upon the foregoing, it is my opinion that the Company's shares, when issued and sold for cash consideration as described in the Company's currently effective Prospectus, will have been legally issued, fully paid and nonassessable stock of the Company.

         I am an attorney licensed to practice only in Connecticut and Colorado.

         I hereby consent to the inclusion of this Opinion as an exhibit to the Company's Post-Effective Amendment to its Registration Statement.

Sincerely,
/s/ Kevin J. Carr
Kevin J. Carr